VERICIMETRY FUNDS

INVESTMENT MANAGEMENT AGREEMENT

Agreement made this 15th day of March 2016 (the “Agreement”) by and between VERICIMETRY FUNDS, a Delaware statutory trust (the “Trust”) consisting of the series set forth in Exhibit A, as may be amended from time to time (each series a “Fund” and, collectively, the “Funds”), and VERICIMETRY ADVISORS LLC (the “Adviser”), an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”).

1. MANAGEMENT SERVICES. The Adviser undertakes to act as an investment adviser of each Fund and shall, subject to the supervision of the Trust's Board of Trustees (the “Board”), direct the investments of the Funds in accordance with the investment objectives, policies and limitations, as provided in the Funds’ Prospectuses or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the "1940 Act"), and such other limitations as the Funds may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Funds office space and all necessary office facilities, equipment and personnel for servicing the investments of the Funds; and shall pay the salaries and fees of all officers of the Trust, of all Trustees of the Trust who are "interested persons" of the Trust or of the Adviser and of all personnel of the Trust or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Funds, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Funds. The investment policies and all other actions of the Funds are, and shall at all times be, subject to the control and direction of the Board.

The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Trust. The Adviser shall, subject to the supervision of the Board, perform various services for the Funds, including but not limited to: (i) providing the Funds with office space, equipment and facilities (which may be their own) for maintaining their organization; (ii) on behalf of the Funds, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Trust's existence and its records; (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Funds’ shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Funds as investment vehicles.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Trust as the Board may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Board with respect to Trust’s policies, and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Funds and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing portfolio transactions for the Funds which is in excess of the amount of commission another broker or dealer would have charged for effecting such transactions if the Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits provided to the Funds. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to transactions for the Funds as they may reasonably request.

3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser, as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser the fee set forth in Exhibit A.  The Adviser shall receive the management fee, payable monthly as soon as practicable after the last day of each month.  In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated.

4. EXPENSES. The Funds will pay all their expenses, which shall include, without limitation: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust's Trustees other than those who are "interested persons" of the Trust or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Funds’ shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Funds; (viii) all other expenses incidental to holding meetings of the Funds’ shareholders, including proxy solicitations therefor; (ix) a pro rata share, based on relative net assets of the Funds and other registered investment companies having investment management agreements with the Adviser, of 100% of insurance premiums for fidelity bond  or other coverage specific to the Funds and 40% of any combined policy; (x) their proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which a Fund is a party and the legal obligations with respect to which the Funds may have to indemnify the Trust's Trustees and officers.

5. REPORTS. The Trust and the Adviser agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

6. STATUS OF THE ADVISER. The services of the Adviser to the Trust or in respect of the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others as long as its services to the Trust or in respect of the Funds are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

7. LIABILITY OF ADVISER. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Funds or to any shareholders of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Agreement and Declaration of Trust or other organizational document and agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to each Fund and its respective assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Funds or any other Funds of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of each Fund under the Agreement and Declaration of Trust or any other organizational document are separate and distinct from those of any and all other Funds.

8. PERMISSIBLE INTERESTS. Subject to and in accordance with the Agreement and Declaration of Trust and the governing instruments of the Adviser, trustees, officers, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or shareholders, or otherwise, as applicable; directors, officers, agents and shareholders of the Adviser, as applicable, are or may be interested in the Trust as trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by said organizational documents of the Trust and the organizational documents of the Adviser and the provisions of the Investment Company Act of 1940, as amended.

9. DURATION AND TERMINATION. This Agreement shall become effective on March 15, 2016 (the “Effective Date”) and shall continue in effect for two years, and thereafter, only if such continuance is approved at least annually by a vote of the Board, including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting for such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of a Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of that Fund.

This Agreement may be terminated with respect to any Fund at any time without payment of any penalty either by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of that Fund on sixty (60) days’ prior written notice to the Adviser.

Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or, with respect to any Fund, by vote of a majority of the outstanding voting securities of that Fund. This Agreement shall terminate automatically in the event of its assignment.

Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

10. AMENDMENTS. This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the SEC or any rules regulations adopted by, or interpretative releases of, the SEC.  This contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules regulations adopted by, or interpretative releases of, the Commission.

The terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof. As used in this Agreement, the terms “assignment,” “interested persons,” and a “majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section 2(a)(42) of the Investment Company Act of 1940 and Rule 18f-2 thereunder.

IN WITNESS WHEREOF, the parties hereby have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

VERICIMETRY ADVISORS LLC		VERICIMETRY FUNDS

By:	/s/ Glenn S. Freed	By:	/s/ Glenn S. Freed

Name:	Glenn S. Freed	Name:	Glenn S. Freed

Title:	Co-CEO	Title:	Chairman

Exhibit A

NAME OF FUND	FEE
U.S. Small Cap Value Fund	0.50%

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